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                                                                     Exhibit 5.2

              [Letterhead of Morris, Nichols, Arsht & Tunnell]





                                 April 5, 2002



Unisys Capital Trusts
(as defined below)
c/o Unisys Corporation
Unisys Way
Blue Bell, Pennsylvania 19424

     Re:  Unisys Capital Trusts

Ladies and Gentlemen:

     We have acted as special Delaware counsel to Unisys Capital Trust I, a Delaware statutory business trust ("Unisys Capital Trust I"), Unisys Capital Trust II, a Delaware statutory business trust ("Unisys Capital Trust II" and, collectively with Unisys Capital Trust I, the "Unisys Capital Trusts" and each a "Unisys Capital Trust"), and Unisys Corporation, a Delaware corporation ("Unisys Corporation"), in connection with certain matters of Delaware law relating to the formation of the Unisys Capital Trusts and the proposed issuance of the Preferred Securities thereof to beneficial owners pursuant to and as described in the Registration Statement (and the prospectus forming a part thereof) on Form S-3 to be filed with the Securities and Exchange Commission by Unisys Corporation and the Unisys Capital Trusts on or about the date hereof (the "Registration Statement"). Capitalized terms used herein and not otherwise herein defined are used as defined in the form of Amended and Restated Declaration of Trust attached as an exhibit to the Registration Statement (the "Form Amended and Restated Declaration of Trust").

     In rendering this opinion, we have examined copies of the following documents in the forms provided to us: the Certificate of Trust of Unisys Capital Trust I as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on March 26, 2002 (the "Unisys Capital Trust I Certificate"); the Declaration of Trust of Unisys Capital Trust I dated as of March 26, 2002 (the "Unisys Capital Trust I Original Governing Instrument"); the Certificate of Trust of Unisys Capital Trust II as filed in the State Office on March 26, 2002 (the "Unisys Capital Trust II Certificate" and, collectively with the Unisys Capital Trust I Certificate, the









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Unisys Capital Trust
April 5, 2002
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"Certificates"); the Declaration of Trust of Unisys Capital Trust II dated as of
March 26, 2002 (the "Unisys Capital Trust II Original Governing Instrument" and, collectively with the Unisys Capital Trust I Original Governing Interest, the "Original Governing Instruments"); the Form Amended and Restated Governing Instrument; and the Registration Statement. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as drafts or copies or forms of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced documents with respect to each Unisys Capital Trust (including, without limitation, the due authorization, execution and delivery of an amended and restated declaration of trust of Unisys Capital I in the form of the Form Amended and Restated Declaration of Trust (completed, as necessary, to be in final form) (the "Unisys Capital I Governing Instrument") and an amended and restated declaration of trust of Unisys Capital II in the form of the Form Amended and Restated Declaration of Trust (completed, as necessary, to be in final form) (the "Unisys Capital II Governing Instrument," and collectively with the Unisys Capital I Governing Instrument, the "Governing Instruments" and each a "Governing Instrument"), in each case prior to the first issuance of Preferred Securities of such Unisys Capital Trust; (iii) that the Preferred Securities of each Unisys Capital Trust will be offered and sold pursuant to the prospectus forming a part of the Registration Statement and a prospectus supplement thereto (collectively, the "Prospectus") that will be consistent with, and accurately describe, the terms of the applicable Governing Instrument and all other relevant documents; (iv) that no event has occurred subsequent to the filing of either Certificate, or will occur prior to the issuance of all Preferred Securities by each Unisys Capital Trust, that would cause a dissolution or liquidation of any Unisys Capital Trust under the applicable Original Governing Instrument or the applicable Governing Instrument;
(v) that the activities of each Unisys Capital Trust have been and will be conducted in accordance with its Original Governing Instrument or Governing Instrument, as applicable, and the Business Trust Act; (vi) that prior to the first issuance of Preferred Securities by each Unisys Capital Trust, payment of the required consideration therefor will have been made in accordance with the terms and conditions of the applicable Governing Instrument and as described in the Prospectus, and that the Preferred Securities of each Unisys Capital Trust are otherwise issued and sold in accordance with the terms, conditions, requirements and procedures set forth in the Governing Instrument of such Unisys Capital Trust and as described in the Prospectus; and (vii) that the documents examined by us, or contemplated hereby, express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been, and, prior to the issuance of all Preferred Securities by each Unisys Capital Trust, will not be, amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We express no opinion as to, and assume no responsibility for, the Registration Statement or any other offering materials relating to the




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Unisys Capital Trusts
April 5, 2002
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Preferred Securities offered by any Unisys Capital Trust. As to any fact material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

     Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Preferred Securities of each Unisys Capital Trust, upon issuance, will constitute validly issued, and subject to the terms of the applicable Governing Instrument, fully paid and nonassessable beneficial interests in the assets of such Unisys Capital Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our opinion under the heading "LEGAL MATTERS" in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on our review of the above-referenced documents and the application of Delaware law as the same exist as of the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.


                                        Very truly yours,


                                        MORRIS, NICHOLS, ARSHT & TUNNELL